Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE October 26, 2004 FINAL RELEASE	Contact:	Investor Relations: Lauren Camner 305-231-6535	Corporate Communications: Carlos Fernandez-Guzman 305-231-6518

BankUnited Reports Record $50.7 Million Net Income for Fiscal Year 2004

4th Quarter Basic Earnings Per Share a Record $0.47

4th Quarter 2004 Highlights:

•	Record net income of $14.1 million, up 27% over the 4th quarter last year

•	Total loan production of $980 million, up 9% over the 4th quarter last year

•	Insurance and investment income of $1.1 million, up 78% over the 4th quarter last year

•	Total deposits of $3.5 billion, up 9% from September 30th last year

•	50th banking office opened and expansion made into new county

Fiscal 2004 Highlights:

•	Record net income of $50.7 million, up 30% over last year

•	Total assets of $8.7 billion, up 22% from September 30th last year

•	Total loan production of $3.7 billion, up 25% over last year

•	Total loans of $5.7 billion, up 36% over last year.

•	Non-performing assets as a percentage of total assets of 0.20%, down from 0.59% from September 30th last year

•	Core deposits of $1.7 billion, up 16% from September 30th last year

•	Non-interest bearing deposits of $247 million, up 25% from September 30th last year

•	$120 million raised in successful private offering of convertible senior notes

•	Market capitalization of $876 million, up 39% from September 30th last year

CORAL GABLES, FL, October 26, 2004 - BankUnited Financial Corporation (Nasdaq: BKUNA), parent of BankUnited, FSB, today reported record net income for the quarter and the fiscal year ended September 30, 2004.

Net income for the quarter was $14.1 million, up 27% from $11.1 million for the same quarter last year. Basic and diluted earnings were $0.47 and $0.44 per share, respectively, for the quarter, up from $0.37 and $0.35 per share, respectively, for the same quarter last year.

Net income for the 2004 fiscal year was $50.7 million, up 30% from $39.1 million for the 2003 fiscal year. Basic and diluted earnings per share for the year were $1.69 and $1.58, respectively, up from $1.45 and $1.36 for the 2003 fiscal year.

Alfred Camner, Chairman and Chief Executive Officer stated, “Our fifth consecutive year of record earnings and fifteenth consecutive quarter of record net income coincided with one of the most challenging times in Florida’s history. During the last seven weeks of this fiscal year, four major hurricanes devastated portions of the peninsula and temporarily disrupted Florida’s economy. BankUnited staff worked diligently and tirelessly during these difficult times. Pre-storm preparation and post-storm recovery efforts minimized down time and the impact on our branch network. Within hours of each storm’s passing BankUnited branches and personnel were ready to serve their customers with little to no interruption of service. While these circumstances had a minor effect on earnings, it is important to note that the Bank’s fourth quarter net income outpaced last year’s fourth quarter by 27%, and total deposits grew by 9% over the same period last year.”

Camner continued, “This is our twentieth anniversary and culminates one of the most impressive and rewarding years in the Company’s history. Net income rose to $50.7 million for the year, a 30% increase over the previous year, while total assets grew to $8.7 billion, a 22% increase over the prior year-end. Our market capitalization increased to $876 million, up 39% over the same time last year. These financial achievements reflect the tremendous efforts of our management and staff, while our performance during the hurricanes reaffirms our commitment to the communities we serve. We look forward to expanding our role as one of Florida’s leading banking institutions and are optimistic that we will continue to achieve desired results while successfully executing our neighborhood micro-market strategies during the coming year.”

Ramiro Ortiz, President and Chief Operating Officer, stated, “The last half of the quarter tested our Company’s ability to overcome the unexpected, as well as the mettle of our community-based strategies. Our staff reached out to help those in need, and did so in the spirit of neighbors helping neighbors. We take a great deal of pride in knowing that every new branch that opens is viewed as a good citizen within its community. We have opened seven new branches during the past year bringing the total to fifty locations throughout South Florida. One of these branches opened this quarter in Stuart, a city in Martin County Florida, which received the brunt of two of the major storms. In spite of heavy damage to the area, the Stuart branch observed normal operating hours and served the area’s financial needs without major interruption.”

Ortiz continued, “Our neighborhood focus has been rewarded with increasing success in building core personal and business relationships. Non-interest bearing deposits increased by 25% from September 30, 2003, while the number of new commercial relationships grew by over 90% year over year. We are the largest banking institution headquartered in Florida based on assets, yet we are increasingly viewed as the neighborhood bank epicenter of the communities we serve. Our goal is to continue to deliver a banking experience that exceeds the norm. This passion for service is what defines our focus and anchors our core values.”

Loan Production

Total loan originations were strong this quarter, up 9% over the same quarter last year. For the year, production attained a record $3.7 billion, up 25% over the 2003 fiscal year.

Residential mortgage loan originations were $813 million for the quarter, up 36% over the fourth quarter of last year. Residential mortgage loan originations for the fiscal year were a record $2.7 billion, up 27% over the 2003 fiscal year.

Consumer loan production, which includes specialty consumer mortgage loans originated through branch offices, was $91 million this quarter, down 45% over the same quarter last year. Consumer loan production for the fiscal year was $429 million, down 24% over the 2003 fiscal year primarily due to a slowdown in refinancing.

Commercial real estate production was $48 million for the quarter, down 26% over the same quarter last year, and $442 million for the fiscal year, up 112% over the 2003 fiscal year. Commercial loan production was $28 million, down 59% over the same quarter last year, and $212 million for the fiscal year, up 68% over the prior year.

Strong loan production contributed to significant growth in the Company’s loan portfolio balances during the fiscal year. The Company’s total loans grew by $1.5 billion, or 36%, to $5.7 billion as of September 30, 2004. This growth includes a $1.2 billion increase in residential mortgage loan balances due primarily to robust loan production and a sharp decrease in prepayments. An increase of Commercial and Commercial Real Estate loan balances of $226 million also contributed to this increase.

Core Deposit Growth

Total deposits increased to $3.5 billion at September 30, 2004, up from $3.2 billion at September 30, 2003. Core deposits, which include checking, savings and money market accounts, grew to $1.7 billion during the 2004 fiscal year, up 16% from the 2003 fiscal year. Core deposits now comprise 47% of total deposits, up from 44% a year ago. Non-interest bearing deposits were $247 million at September 30, 2004, up 25% from September 30, 2003.

Net Interest Margin

The net interest margin improved this quarter to 1.90%, up from 1.86% from the preceding quarter and up from 1.81% from the same quarter last year. The net interest margin for the fiscal year was 1.90%, up from 1.88% for the 2003 fiscal year. The improvement in our net interest margin was assisted by the continued slowing of mortgage-backed security and residential loan pre-payments, a reduction in our borrowing costs during the year, a greater number of higher margin loans, an increase in low-cost core deposits and the repricing of certificates of deposit at lower interest rates.

Non-Interest Income

Total non-interest income reached $5.4 million for the quarter, down 18% over the same quarter last year. Non-interest income also included gains from the sale of investment securities and other assets of $403 thousand for the quarter ended September 30, 2004 compared to $1.5 million for the same quarter last year. For the 2004 fiscal year, total non-interest income was $22.1 million, down 22% from last year. Included in non-interest income are gains on the sale of securities, not acquired through the securitization of loans. These gains amounted to $1.5 million for the year ended September 30, 2004 as compared to $7.2 million in the prior year.

Fee income, which includes loan fees, deposit fees and other fees excluding loan servicing fees, was $2.7 million for the fourth quarter of fiscal 2004, which is flat compared to the same quarter last year. Fee income for the 2004 fiscal year was $10.5 million, up 2% over $10.3 million for the 2003 fiscal year.

Insurance and investment income for the quarter was $1.1 million, up 78% over the same quarter last year. During the 2004 fiscal year, BankUnited expanded the insurance and investment product offerings and increased the sales force available to its customers resulting in insurance and investment income increasing to $4.4 million, up 56% over fiscal 2003.

BankUnited realized non-interest income of $435 thousand for the fourth quarter from the sale of assets in the form of loans and securitized loans originated for sale, as compared to $1.9 million for the same quarter last year. For the fiscal year 2004, non-interest income from such sales was $3.5 million, as compared to $7.3 million for the 2003 fiscal year.

BankUnited’s portfolio of residential loans serviced for others grew to $1.3 billion at September 30, 2004. As a result of the decrease in mortgage loan pre-payments in this portfolio, BankUnited experienced a slower amortization of mortgage servicing rights for the quarter. BankUnited provided for the amortization of $0.8 million of servicing rights for the quarter, compared to $1.0 million for the previous quarter and $2.0 million for the same quarter last year. This amortization, offset by fees earned on these loans of $0.8 million, resulted in net revenue of $42 thousand in the fourth quarter. For the year, BankUnited provided for the amortization of $4.3 million of servicing rights, compared to $6.8 million in the 2003 fiscal year. This amortization, offset by fees earned on these loans of $3.1 million, resulted in net loss of $1.2 million for the 2004 fiscal year. In addition, BankUnited recorded a $1.2 million impairment charge for the year based on a valuation of its mortgage servicing assets by independent third parties.

Expenses and Efficiency Ratio

Non-interest expense increased $1.2 million for the quarter, or 6%, from the same quarter in the prior fiscal year. For the year, non-interest expense increased by $1.8 million, or 2%, from the 2003 fiscal year. Non-interest expense for the 2003 fiscal year, included a $5.5 million charge related to the redemption of trust preferred securities during the year. Without this occurrence, expenses related to operations for the year ended September 30, 2003, would have shown a $7.3 million or 9% year over year increase due to the Company’s continuing expansion.

The efficiency ratio was 49.5% for the quarter, down from 57.3% for the same quarter last year. For the year, the efficiency ratio was 51.8%, compared to 57.6% for the 2003 fiscal year.

Asset Quality

During this fiscal year, BankUnited experienced a substantial decrease in non-performing assets and charge-off ratios. Non-performing assets as a percentage of total assets improved to 0.20% from 0.25% for the previous quarter, and down from 0.59% at September 30, 2003. The net charge-off ratio decreased to 0.05% from 0.08% for the fiscal year. BankUnited continues its efforts to maintain these low levels of non-performing assets but there is no guarantee that these levels will be sustainable in the future.

The allowance for loan losses as a percentage of total loans was 0.42% as of September 30, 2004, compared to 0.52% as of September 30, 2003 and 0.44% as of June 30, 2004. While the current level is relatively low as compared to the banking industry in general, management believes the current allowance to be prudent given the composition of its loan portfolio, which is more than 90% secured by real estate.

Capital Ratios and Book Value

BankUnited, FSB continues to maintain its strong capital position in excess of regulatory requirements. Core and risk-based capital ratios were 7.3% and 15.6%, respectively, at September 30, 2004.

Book value per common share was $16.19 as of September 30, 2004, up from $14.88 at September 30, 2003.

Convertible Notes

The Emerging Issues Task Force of the Financial Accounting Standards Board has finalized a rule regarding the accounting treatment of convertible debentures, which have contingent conversion triggers, such as the 3.125% Convertible Senior Notes issued by BankUnited in February 2004. The rule, which becomes effective for periods ending after December 15, 2004 requires that issuers include the number of shares into which the debentures could be converted, when calculating diluted earnings per share, even though the triggers may not yet have been reached. The rule also requires restatement of previously reported diluted earnings per share during periods when such instruments were outstanding. If this rule had been effective for the 2004 fiscal year, BankUnited’s diluted earnings per share would have been reduced by $0.05 to $1.53. The terms of BankUnited’s contingently convertible senior notes permit the Company, upon conversion of the notes, to deliver cash, or a combination of cash and stock, in lieu of stock. BankUnited is assessing how it may address possible future conversions of its convertible senior notes in light of this accounting development.

About BankUnited

BankUnited Financial Corporation is the parent company of BankUnited FSB, which, with $8.7 billion in assets, is the largest banking institution headquartered in Florida. Offering a full array of consumer and commercial banking products and services, BankUnited operates 50 banking offices throughout Miami-Dade, Broward, Palm Beach, Martin and Collier Counties. BankUnited can be accessed on the Internet at www.buexpress.com. BankUnited’s Class A Common Stock trades on the NASDAQ National Market under the trading symbol BKUNA.

A conference call will be held on Tuesday, October 26, 2004 at 2:00 p.m. EST, with Chairman and Chief Executive Officer, Alfred R. Camner, President and Chief Operating Officer, Ramiro Ortiz, and Chief Financial Officer, Bert Lopez, to discuss the earnings for the quarter and fiscal year.

The toll-free dial-in number for the 2:00 PM EDT conference call is: (800)-967-7141. The call leader is Alfred R. Camner, the name of the call is: BankUnited, and the access code for the call is 839558. A replay of the call will be available from 4:00PM EDT on October 26, 2004 through 11:59PM EDT on November 1, 2004 by calling toll-free: (domestic)—(888) 203-1112, (International) (719)-457-0820. The pass code for the replay is: 839558.

Forward-Looking Statements

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the Company’s earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “may,” “can,” “could,” “plan,” “target” and similar expressions are intended to identify “forward looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general business and economic conditions, fiscal and monetary policies, war and terrorism, changes in interest rates, deposit flows, loan demand and real estate values; competition with other providers of financial products and services; the issuance or redemption of additional company equity or debt; volatility in the market price of our common stock; changes in accounting principles, policies or guidelines, changes in laws or regulation; reliance on other companies for products and services; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company’s operations, pricing, products and delivery of services.

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BankUnited Financial Corporation

Quarter Ended September 30, 2004 Earnings Release

	For the Three Months Ended			For the Year Ended September 30,
	September 30, 2004	June 30, 2004	September 30, 2003
Operations Data:				2004	2003
	(dollars and shares in thousands, except per share amounts)
Interest income:
Interest and fees on loans	$63,099	$57,236	$54,777	$229,791	$231,110
Interest on mortgage-backed securities	20,630	20,240	17,171	80,856	67,934
Interest and dividends on investments and other interest-earning assets	5,174	4,949	4,314	19,721	15,298

Total interest income	88,903	82,425	76,262	330,368	314,342
Interest expense:
Interest on deposits	17,900	17,856	19,088	71,928	82,559
Interest on borrowings	30,608	26,961	25,462	108,720	98,883
Interest on trust preferred securities and subordinated debentures	1,789	1,792	2,349	8,255	17,406

Total interest expense	50,297	46,609	46,899	188,903	198,848

Net interest income	38,606	35,816	29,363	141,465	115,494

Provision for loan losses	1,650	1,200	1,500	5,025	5,425

Net interest income after provision for loan losses	36,956	34,616	27,863	136,440	110,069

Other income:
Loan servicing fees, net of amortization	42	(164)	(1,364)	(1,212)	(4,592)
Impairment of mortgage servicing rights	—	—	—	(1,200)	—
Loan fees	1,144	1,196	1,263	4,273	4,825
Deposit fees	1,055	1,060	1,022	4,278	4,059
Other fees	478	503	410	1,920	1,424
Gain on sales of loans, securities, and other assets (1)	838	1,101	3,409	4,957	14,572
Insurance and investment income	1,073	1,096	604	4,295	2,695
Other income	813	1,690	1,306	4,785	5,486

Total other income	5,443	6,482	6,650	22,096	28,469

Other expense:
Employee compensation	11,043	11,249	10,090	43,773	40,390
Occupancy and equipment	4,888	4,475	3,481	17,399	12,606
Insurance and professional fees	811	1,611	1,692	5,493	5,776
Telecommunications and data processing	1,448	1,485	1,477	5,726	5,206
Loan servicing expense	100	118	203	505	1,327
Advertising and promotion expense	1,170	1,680	826	5,288	4,290
Other operating expenses	2,337	1,943	2,874	6,489	13,272

Total other expense	21,797	22,561	20,643	84,673	82,867

Income before income taxes	20,602	18,537	13,870	73,863	55,671

Provision for income taxes	6,508	5,497	2,769	23,141	16,551

Net income	$14,094	$13,040	$11,101	$50,722	$39,120

Earning Per Share Data:
Net income	$14,094	$13,040	$11,101	$50,722	$39,120
Preferred stock dividends	101	98	79	379	316

Net income available to common stockholders	$13,993	$12,942	$11,022	$50,343	$38,804

Basic earnings per common share:	$0.47	$0.43	$0.37	$1.69	$1.45

Weighted average common shares	29,958	29,894	29,534	29,843	26,803

Diluted earnings per common share:	$0.44	$0.41	$0.35	$1.58	$1.36

Weighted average diluted common shares	32,263	32,175	32,001	32,153	28,865

(1) Consists of the following:

	For the Three Months Ended			For the Year Ended September 30,
	September 30, 2004	June 30, 2004	September 30, 2003
				2004	2003
Gain on sales of loans and securitizations	$435	$1,093	$1,872	$3,457	$7,330
Gain on sales of investments and other assets	$403	$8	$1,537	$1,500	$7,242

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BankUnited Financial Corporation

Quarter Ended September 30, 2004 Earnings Release (continued)

Selected Balance Sheet Data:	As of September 30, 2004	As of June 30, 2004	As of September 30, 2003
	(In thousands)
Asset Data:
Total assets	$8,710,445	$8,262,013	$7,145,143
Cash and cash equivalents	$181,894	$54,037	$226,898
Investment securities	$333,939	$329,354	$296,677
Mortgage-backed securities	$2,068,180	$2,280,089	$2,064,981
Loans:
Residential loans	$4,747,569	$4,277,767	$3,266,802
Commercial and commercial real estate loans	767,540	743,688	541,830
Consumer loans (1)	169,778	157,881	116,445
Unearned discounts, premiums and loan fees	65,992	51,336	36,806
Allowance for loan losses	(24,079)	(23,297)	(22,295)

Loans receivable, net (excluding loans held for sale)	$5,726,800	$5,207,375	$3,939,588

Loans held for sale	$28,786	$31,102	$286,796
FHLB Stock	$155,716	$143,266	$123,018

Liability Data:
Total liabilities	$8,217,788	$7,800,526	$6,697,770
Deposits:
Non-interest bearing deposits	$247,154	$237,625	$197,512
Interest bearing checking and money market deposits	398,280	388,210	380,748
Savings	1,013,198	1,030,805	851,141

Total core deposits	1,658,632	1,656,640	1,429,401
Certificates of deposit	1,869,630	1,788,850	1,806,705

Total deposits	$3,528,262	$3,445,490	$3,236,106

Borrowings (2)	$4,297,665	$3,976,910	$3,177,588
Convertible debt	$120,000	$120,000	$—
Trust preferred securities and subordinated debentures	$164,979	$164,178	$162,219

Equity Data:
Total stockholders’ equity	$492,657	$461,487	$447,373
Preferred equity	$6,128	$5,931	$5,456

AVERAGE BALANCE SHEET DATA (Three months ended)

Loans, net (3)	$5,453,342	$4,943,638	$4,081,636
Investment securities	$331,915	$334,118	$229,644
Mortgage-backed securities	$2,186,005	$2,321,678	$1,713,530
Interest-earning assets	$8,121,330	$7,760,209	$6,101,939
Assets	$8,369,883	$7,985,469	$6,371,455
Interest bearing deposits	$3,197,440	$3,185,932	$2,930,885
Non-interest-bearing deposits	$239,883	$229,328	$149,590
Borrowings (2)	$4,067,884	$3,736,288	$2,581,733
Convertible debt	$120,000	$120,000	$—
Trust preferred securities and subordinated debentures	$164,154	$165,497	$245,505
Interest-bearing liabilities	$7,549,478	$7,207,717	$5,758,123
Liabilities	$7,895,760	$7,520,414	$5,985,755
Stockholders’ equity	$474,123	$465,056	$385,701

(1)	Excludes consumer mortgage products which are included in Residential Loans.
(2)	Includes FHLB advances, repurchase agreements, and senior notes.
(3)	Includes loans held for sale.

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BankUnited Financial Corporation

Quarter Ended September 30, 2004 Earnings Release (continued)

	For the Three Months Ended
Selected Data:	September 30, 2004	June 30, 2004	September 30, 2003
Quarterly Performance Data:
Return on average tangible common equity	12.73%	12.02%	10.99%
Return on average assets	0.67%	0.65%	0.65%
Yield on interest-earning assets	4.37%	4.25%	4.60%
Cost of interest-bearing liabilities	2.58%	2.50%	2.93%
Net interest yield on earning assets (margin)	1.90%	1.86%	1.81%
Net interest spread	1.79%	1.75%	1.67%
Efficiency Ratio	49.48%	53.34%	57.32%

	For the Year Ended September 30,
	2004	2003
Year to Date Performance Data:
Return on average tangible common equity	11.78%	11.02%
Return on average assets	0.66%	0.61%
Yield on interest-earning assets	4.44%	5.12%
Cost of interest-bearing liabilities	2.65%	3.37%
Net interest yield on earning assets (margin)	1.90%	1.88%
Net interest spread	1.79%	1.75%
Efficiency Ratio	51.77%	57.56%

	As of
	September 30, 2004	June 30, 2004	September 30, 2003
	(dollars and shares in thousands, except per share amounts)
Equity Data:
Book value per common share	$16.19	$15.18	$14.88
Closing price of Class A Common Stock	$29.15	$25.80	$21.20
Common shares outstanding	30,059	30,006	29,676
Average equity to average assets (3 mos.)	5.66%	5.82%	6.05%

Capital Ratios:
Tangible capital ratio (1)	7.3%	7.2%	7.2%
Tier 1 core capital ratio (1)	7.3%	7.2%	7.2%
Total risk-based capital ratio (1)	15.6%	15.6%	16.1%

Non-Performing Assets:
Non-accrual loans	$15,523	$17,549	$37,080
Restructured loans	367	369	306
Loans 90 day past due and still accruing	2	16	276

Total non-performing loans	15,892	17,934	37,662

Non-accrual tax certificates	69	82	334
Real estate owned	1,611	2,231	4,290

Total non-performing assets	$17,572	$20,247	$42,286

Allowance for losses on tax certificates	$65	$78	$355
Allowance for loan losses	24,079	23,297	22,295

Total allowance	$24,144	$23,375	$22,650

Non-performing assets to total assets	0.20%	0.25%	0.59%
Non-performing loans to total loans	0.27%	0.34%	0.89%
Allowance for loan losses as a percentage of total loans	0.42%	0.44%	0.52%
Allowance for loan losses as a percentage of non-performing loans	151.52%	129.90%	59.20%
Net charge-offs for the three months ended	$868	$527	$3,423
Net annualized year-to-date charge-offs as a percentage of average total loans	0.05%	0.05%	0.08%

(1)	Capital ratios are for BankUnited FSB only.